                                                                  Exhibit 10.6.1


                                 EMPLOYMENT AGREEMENT


          EMPLOYMENT AGREEMENT, dated as of January 1, 1998 by and among Mr. Jay Walker (the "Stockholder"), Walker Digital Corporation, a Connecticut corporation ("Walker Digital"), priceline.com LLC, a Delaware limited liability company ("PriceLine" and, together with Walker Digital, the "Companies"), and Mr. Jesse Fink, a resident of the State of Connecticut (the "Employee").

          WHEREAS, the Stockholder (or trusts established for the benefit of members of the Stockholder's family) currently owns substantially all of the issued and outstanding common stock, without par value, of Walker Digital ("Walker Digital Stock");

          WHEREAS, the Stockholder (or trusts established for the benefit of members of the Stockholder's family) and Walker Digital currently own substantially all of the common equity units of PriceLine ("PriceLine Units"); and

     WHEREAS, the Stockholder and the Companies desire that the Employee continue to serve as the Chief Operating Officer of PriceLine and the Employee desires to continue to so serve under the terms and conditions of this Agreement.

          NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

          1.   EMPLOYMENT.

          (a) The Companies agree to continue to employee the Employee, and the Employee hereby agrees to continue to serve the Companies, upon the terms and subject to the conditions set forth herein. The Companies hereby agree to continue to engage the Employee, and the Employee hereby agrees to continue to serve, as a the Chief Operating Officer of each of the Companies upon the terms and subject to the conditions set forth herein.


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          (b)  During the Term (as defined herein), the Employee shall  serve as the Chief Operating Officer of each of the Companies and shall have such responsibilities, duties and authority consistent with the position of Chief Operating Officer as may from time to time be determined by the respective board of directors of each of the Companies.

          (c) During the Term, the Employee shall diligently and faithfully serve the Companies and devote substantially all of his working time and efforts to the business and affairs of the Companies.

          (d) Upon the mutual agreement of the Employee and the Stockholder, the Employee may be employed pursuant to this Agreement by an entity (the "New Employer") other than the Companies that is controlled by the Stockholder, in which event (i) the Employee shall be deemed to be employed by the New Employer pursuant to the terms of this Agreement and the Term shall continue as if the Employee continued to be employed by the Companies, (ii) the Employee shall be entitled to the Options vested at the time of such transfer of employment and
(iii) (A) the Employee shall have the right to receive options to purchase equity interests in the New Employer in lieu of the Options that are not vested at the time of such transfer of employment and (B) the Employee and the Stockholder shall negotiate in good faith to ensure that such options have an equivalent profit opportunity over the term of this Agreement as the unvested Options at the time of such transfer. For example, if the reasonably anticipate value of the unvested Options at the time of the Employee's transfer of employment equals $2 million, then the Employee would receive options to purchase equity interests in the New Employer valued at $2 million that would be subject to the same terms and conditions as the unvested Option.

          2. TERM. Subject to Section 5 hereof, the term of the employment by the Companies of the Employee pursuant to this Agreement (the "Term") is for an initial period commencing on January 1, 1998 and terminating on January 1, 2001.

          3.   COMPENSATION.

          (a) BASE SALARY. In partial consideration of the Employee's services to be rendered pursuant hereto and the Employee's agreement to the covenants and restrictions set forth in Section 8 hereof, the Companies shall pay to the Employee, effective as of January 1, 1998, an annual base salary of $225,000,


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subject to annual adjustment (the "Base Salary"), such salary to be payable to the employee in semi-monthly installments in accordance with the Companies' customary payroll practices. PriceLine and Walker Digital will allocate such payments between them in their discretion.

          (b)  CASH BONUS.    The Employee shall be eligible to participate in
any cash bonus program introduced by PriceLine at a level commensurate with the Employee's position and responsibility.

          (c) ISSUANCE OF PRICELINE UNITS. In partial consideration for the services previously rendered by the Employee, the services to be rendered pursuant hereto and the Employee's agreement to the covenants and restrictions set forth in Section 8 hereof, PriceLine shall issue and deliver to the Employee on the date of this Agreement a certificate or certificates representing 2,700,000 PriceLine Units (representing approximately 36% of the founders' equity of PriceLine and approximately 3.9% of PriceLine's estimated capitalization), free and clear of any lien, encumbrance, security interest, mortgage, pledge, charge, claim, option, right of first refusal or call, or restriction of any kind, other than the restrictions provided for herein. Upon such delivery of PriceLine Units, the Employee shall agree in writing to be bound by the terms and conditions of the Limited Liability Company Agreement dated as of July 18, 1997 by and among PriceLine and its members (as the same may be amended through the time of exercise or any successor agreement, the "PriceLine LLC Agreement") and any other agreement pertaining to the rights of equity holders of PriceLine, and will, if requested by PriceLine or the Stockholder, execute a separate statement to such effect.

          (d)  PRICELINE OPTION.

               (i) In partial consideration for the services previously rendered by the Employee, the services to be rendered pursuant hereto and the Employee's agreement to the covenants and restrictions set forth in Section 8 hereof, PriceLine hereby grants to the Employee, effective as of the date hereof, an option (the "PriceLine Option") to purchase, on the terms set forth in this Section 3(d), up to 2,200,000 PriceLine Units, which represent approximately 3.2% of PriceLine's estimated capitalization.

               (ii) The PriceLine Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").


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               (iii)  The PriceLine Option is exercisable at an aggregate exercise price of $2,200,000, or a per security exercise price of $1.00 per PriceLine Unit.

               (iv) Subject to Section 5 hereof, the PriceLine Option shall become exercisable as to (A) 1,200,000 of the PriceLine Units underlying the PriceLine Option on the earlier of (x) the day on which the 5,000th airline ticket is sold through PriceLine's priceline.com website and (y) December 31, 1998 (the "Launch Vesting Date"); (B) 500,000 of the PriceLine Units underlying the PriceLine Option on the first anniversary of the Launch Vesting Date; and
(C) 500,000 of the PriceLine Units underlying the PriceLine Option on the second anniversary of the Launch Vesting Date.

               (v) Except as otherwise specifically provided for in this Agreement, the PriceLine Option shall be governed by the terms of the Omnibus PriceLine Option Plan and related Option Agreement.

          (e)  WD/CASH OPTION.

               (i) In partial consideration for the services previously rendered by the Employee, the services to be rendered pursuant hereto and the Employee's agreement to the covenants and restrictions set forth in Section 8 hereof, Walker Digital hereby grants to the Employee, effective as of the date hereof and upon the terms set forth in this Section 3(e), an option (the "WD/Cash Option," and together with the PriceLine Option, the "Options" ) to (A) purchase up to 500 shares of Walker Digital Stock, which represent approximately
 .5% of Walker Digital's estimated capitalization or (B) elect to receive a cash payment (the "Cash Payment") from the Stockholder in an amount equal of the product of (1) the difference between (x) the per share fair market value (as determined pursuant to Section 3(e)(vi) hereof) of the common stock of NewSub Services, Inc., a Connecticut corporation ("NewSub"), on the date of exercise of the WS/Cash Option minus (y) $30,709.74 (the per share fair market value of the common stock of NewSub on the date hereof) multiplied by (2) 32.563 (the "Reference Factor").

               (ii) The WD/Cash Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.


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               (iii)  The WD/Cash Option is exercisable in the aggregate for
(A) 500 shares of Walker Digital Stock at an aggregate exercise price of $1,000,000, or a per security exercise price of $2,000 per share of Walker Digital Stock (the "WD/Cash Exercise Price") or (B) the Cash Payment.

               (iv) The per security exercise price for Walker Digital Stock was determined on the basis of a $200 million valuation of Walker Digital, after giving effect to presently anticipated equity transactions. The Reference Factor of 32.563 was determined on the basis of a $270 million valuation of NewSub and 8,792 issued and outstanding shares of common stock of NewSub as of March 9, 1998.

               (v) The WD/Cash Option shall become exercisable upon the issuance of the WD/Cash Option. The WD/Cash Option may be exercised for Walker Digital Stock or the Cash Payment by written notice delivered in person or by mail to Walker Digital and the Stockholder specifying either the number of shares of Walker Digital Stock that the WD/Cash Option is being exercised for or that the WD/Cash Option is being exercised for the Cash Payment. If the WD/Cash Option is exercised for Walker Digital Stock, the WD/Cash Exercise Price shall be paid in full and in cash at the time of exercise to Walker Digital. Unless sooner exercised or terminated pursuant to the terms of this Agreement, the WD/Cash Option shall be cancelled and be of no further force and effect after January 1, 2001 (the "Expiration Date").

               (vi) The per share fair market value of the common stock of NewSub on the date of exercise of the WD/Cash Option shall be determined in good faith by the Stockholder, PROVIDED, HOWEVER, if the Employee challenges such valuation within thirty (30) days of being notified of such valuation, then the valuation shall be determined in the following manner:

                      (A) First, the Stockholder and the Employee shall each select a financial advisor who shall work together to determine the per share fair market value of the common stock of NewSub on the date of exercise of the WD/Cash Option; and

                      (B) Second, if the financial advisors of the Stockholder and the Employee are not able to mutually agree on the per share fair market value of the common stock of NewSub on the date of exercise of the


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WD/Cash Option, then the financial advisors shall jointly select a third financial advisor to determine such value.

               (vii) In determining the per share fair market value of the common stock of NewSub on the date of exercise of the WD/Cash Option pursuant to
Section 3(e)(vi) , the Stockholder and the Employee shall each be responsible for the fees, costs and expenses of their own financial advisor and shall equally divide the fees, costs and expenses of the third financial advisor.

          (f)  ISSUANCE OF WALKER DIGITAL STOCK.   The Employee will be issued
10% of the Walker Digital Stock as founder's equity effectively granted "as of" June 30, 1996. This investment was diluted by capital contributions in the amount of $5,977,843 that were made by the Stockholder from June 30, 1996 through December 31, 1997 based on a $20 million pre-investment valuation, thereby diluting the Employee's equity stake to 7.7% by virtue of the Stockholder's investment during such period. Such issuance will be in the form of a profits interest and will be made as soon as practicable following the recapitalization of Walker Digital to an limited liability company. The tag-along and conversion provisions set forth in Section 3(g) hereof shall also apply to the units received in such grant. The Employee will have the right to maintain his base 10% stake in Walker Digital by giving the Stockholder a personal recourse note accumulating interest at the rate of 12% compounded annually in a principal amount equal to 10% of the Stockholder's investment during this period (i.e., $597,784). The Stockholder's investment in Walker Digital beginning January 1, 1998 will be based on a $100 million valuation, subject to adjustment up or down based on changes in fair market value and subject to fiduciary obligations to other shareholders. The Employee will have the right to preserve his ownership percentage in Walker Digital by investing cash in Walker Digital at the same valuation as any new investments. The Employee will be diluted ratably with the Stockholder for the $5 million of Walker Investment Unit subscriptions based on a $200 million valuation of Walker Digital, thereby reducing Employee's investment ownership to 7.7%. The Employee will have the right to co-invest with the Stockholder on a pari passu basis in any venture that licenses or otherwise receives Walker Digital intellectual property. In addition, it is currently anticipated that the Employee will receive 30% of a management participation pool of 20% (i.e., 6% of the total) of the 1996 Walker Digital patents and 20% of a management participation pool of 20% (i.e., 4% of the total) of the 1997 Walker Digital patents. Walker Digital will hold approximately 7.3% of the fully diluted equity of PriceLine. In the event that Walker Digital does not create any such management participation pools or effect


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the aforementioned recapitalization, the Employee and the Stockholder will negotiate in good faith for a comparable management participation arrangement or comparable founders' stock arrangement, as the case may be..

          (g)  ADJUSTMENT.

               (i) In the event that, following March 9, 1998, Walker Digital or PriceLine effects an extraordinary dividend or other extraordinary distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, or other similar corporate transaction or event that affects the Walker Digital Stock, PriceLine Units, as the case may be, such that an adjustment is appropriate to prevent dilution or enlargement of the rights of the Employee with respect to the Options, then Walker Digital or PriceLine, as the case may be, shall make such equitable changes or adjustments as Walker Digital, with respect to the Walker Digital Stock, and PriceLine with respect to the PriceLine Units, deems necessary or appropriate to any or all of (A) the number and kind of equity securities for which the Options are exercisable and
(B) exercise price of the Options.

               (ii) In the event that, following March 9, 1998, NewSub effects an extraordinary dividend or other extraordinary distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, or other similar corporate transaction or event that affects the common stock of NewSub, such that an adjustment is appropriate to prevent dilution or enlargement of the rights of the Employee with respect to the WD/Cash Option, then the Stockholder shall make such equitable changes or adjustments to the WD/Cash Option as the Stockholder deems necessary or appropriate to the maximum Reference Factor and Section 3(e)(3). For example, in the event that NewSub declares a two-for-one stock split the maximum Reference Factor would be increased to 65.126 and Section 3(e)(3) would be adjusted accordingly.

               (iii) The parties hereto acknowledge and understand that ordinary dividends and/or additional issuances of equity securities by Walker Digital, PriceLine or NewSub for cash or property shall not result in an adjustment under this Section 3(g), unless such issuances are to the Stockholder or any member of the Stockholder's immediate family or any entity controlled by the Stockholder or pursuant to a transaction that is not an "arm's length" purchase of


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such securities, in either case, at a valuation less than the valuations set forth in Sections 3(d) and 3(e) hereof.

          (h) BENEFITS. During the Term, Walker Digital or PriceLine shall provide the Employee with health, welfare and insurance benefits to the extent and on the same terms as it provides such benefits to its executive officers. The Employee also shall be entitled to participate in and receive any fringe benefits or perquisites which may become available to the Companies' executive officers.

          (i)  TAG-ALONG RIGHTS; CONVERSION.

               (i) Except as set forth below, if the Stockholder proposes to transfer, sell or otherwise dispose of PriceLine Units or shares of Walker Digital Stock (other than to an affiliate, as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, of the Stockholder), the Stockholder shall provide the Employee with not less than ten business days' prior written notice of such proposed sale, which notice shall include all of the terms and conditions of such proposed sale and identify the proposed purchaser(s) ("Tag-Along Purchaser(s)") of such securities (the "Sale Notice"). The Employee shall have the option, exercisable by written notice given to the Stockholder within ten business days after receipt of the Sale Notice, to require the Stockholder to arrange for such Tag-Along Purchaser(s) to purchase from the Employee, together with the Stockholder's securities, that number of PriceLine Units or shares of Walker Digital Stock, as the case may be ("Employee Put Shares"), equal to the product, rounded down to the nearest whole number, of
(a) a fraction, the numerator of which is the number of PriceLine Units or shares of Walker Digital Stock, as the case may be, proposed to be sold by the Stockholder and the denominator of which is the number of PriceLine Units or shares of Walker Digital Stock, as the case may be, then owned by the Stockholder, multiplied by (b) the number of PriceLine Units or shares of Walker Digital Stock, as the case may be, then owned by the Employee, or any lesser number of shares of such securities as the Employee shall desire. If the Employee shall so elect, the Stockholder shall either (y) arrange for such Tag-Along Purchaser(s) to purchase the Employee Put Shares at the same time as and upon the same terms (including price per PriceLine Unit or share of Walker Digital Stock) and conditions (including all direct or indirect consideration or compensation) at which the Stockholder sells his PriceLine Units or shares of Walker Digital Stock, as the case may be (it being understood that in the event the Employee Put Shares require exercise, con-


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version or exchange to effect such sale, such exercise, conversion or exchange may be made simultaneously with the closing of such sale), and provided that if such Tag-Along Purchaser(s) elect to purchase only such aggregate number of securities as originally agreed with the Stockholder, then the number of securities to be sold by the Stockholder and the Employee shall be reduced pro rata to such aggregate number or (z) not effect the proposed sale to such Tag Along Purchaser(s).

                      (ii) Upon the conversion of PriceLine from a limited liability company to a "C" corporation under the Code, the issued and outstanding PriceLine Units owned by the Employee shall be converted into the number of shares of stock of the successor corporation that is necessary for the Employee to own the same percentage of the issued and outstanding stock of such corporation immediately after such conversion as the Employee owned of the issued and outstanding PriceLine Units immediately prior to such conversion.

                      (iii) In the event that PriceLine sells all or a substantial portion of its assets outside of the ordinary course of business, then the Employee shall be paid, as additional compensation, an amount equal to the excess, if any, of (A) an amount equal to what would have been his "pro rata" share of the net proceeds available for distribution to all holders of PriceLine Units (calculated as if all holders of PriceLine Units were to receive distributions strictly in accordance with the number of PriceLine Units outstanding and owned by each member of PriceLine) over (B) the amount available for distribution to him under the terms of the PriceLine LLC Agreement.

          4. BUSINESS EXPENSES. The Employee shall be reimbursed for all direct, out-of-pocket business expenses incurred by him in connection with his employment (including, without limitation, expenses for travel and entertainment incurred in conducting or promoting business for the Companies) upon timely submission by the Employee of receipts and other documentation as required by the Code and in accordance with the normal expense reimbursement policies of the Companies.

          5. TERMINATION.

          (a) DEATH. The employment by the Companies of the Employee pursuant to this Agreement shall be terminated upon the death of the


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Employee.  In the event that this Agreement is terminated pursuant to this
Section 5(a), (i) the Employee's spouse or heirs shall be entitled to (A) the Base Salary and benefits to be paid or provided to the Employee under this Agreement through the Date of Termination (as defined herein) and (B) the Base Salary and benefits to be paid or provided to the Employee under this Agreement for the period commencing on the day after the Date of Termination and ending on the later of (x) the six (6) month anniversary of the Date of Termination or
(y) January 1, 1999 and (ii) the Employee's executor, administrator or other person entitled by law to his rights under the Options shall be entitled to exercise the Options in accordance with the terms set forth in Section 3 as though the Employee had not been terminated and vested Options shall be exercisable at any time prior to the later of (A) one year after the Date of Termination and (B) ninety days after the third anniversary of the date of this Agreement. To the extent not exercisable pursuant to Section 3 hereof or this
Section 5(a), the Options shall immediately terminate on the Date of Termination.

          (b) DISABILITY. The employment by the Companies of the Employee pursuant to this Agreement may be terminated by written notice to the Employee at the option of either of the Companies, in the event that the Employee becomes unable to perform his duties and responsibilities by reason of physical or mental illness or accident for any six (6) consecutive month period. In the event that this Agreement is terminated by the Companies pursuant to this
Section 5(b), the Employee shall be entitled to (i) the Base Salary and benefits to be paid or provided to the Employee under this Agreement through the Date of Termination; (ii) the Base Salary and benefits to be paid or provided to the Employee under this Agreement for the period commencing on the day after the Date of Termination and ending on the later of (A) the six (6) month anniversary of the Date of Termination or (B) January 1, 1999; and (iii) exercise the Options in accordance with the terms set forth in Section 3 as though the Employee had not been terminated and vested Options shall be exercisable at any time prior to the later of (A) one year after the Date of Termination and (B) ninety days after the third anniversary of the date of this Agreement. To the extent not exercisable pursuant to Section 3 hereof or this Section 5(b), the Options shall immediately terminate on the Date of Termination.

          (c) BY THE COMPANIES FOR CAUSE. This Agreement may be terminated by either of the Companies by written notice to the Employee ("Notice of Termination") upon the occurrence of any of the following events (each of which shall constitute "Cause" for termination): (i) the commission by the


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Employee of any act of gross negligence, fraud or dishonesty causing harm to either of the Companies; (ii) the conviction of the Employee of a felony; (iii) intentional obtainment by the Employee of personal gain, profit or enrichment at the expense of either of the Companies or from any transaction in which the Employee has an interest which is adverse to the interest of either of the Companies, unless the Employee shall have obtained the prior written consent of the board of directors of the Company as to which his interest is adverse; (iv) acts by the Employee in a manner which is materially detrimental or damaging to either of the Companies' reputation, business operations or relations with its employees, suppliers or customers; or (v) any material breach by the Employee of this Agreement, including, without limitation, a breach of Section 1 or 8 hereof or the Confidentiality Agreements (as defined herein), which breach, if able to be corrected, remains uncorrected for a period of thirty (30) days after receipt by the Employee of written notice from the Companies setting forth the breach. In the event the employment by the Companies of the Employee is terminated pursuant to this Section 5(c), the Employee shall be entitled to the Base Salary and benefits to be paid or provided to the Employee under this Agreement through the Date of Termination and the Options, whether or not then exercisable, may not be exercised at any time on or after the Date of Termination.

          (d) BY THE COMPANIES WITHOUT CAUSE. The employment by the Companies of the Employee pursuant to this Agreement may be terminated by either of the Companies at any time without Cause by delivery of a Notice of Termination to the Employee. In the event that the employment by the Companies of the Employee pursuant to this Agreement is terminated by the Companies pursuant to this
Section 5(d), the Employee shall be entitled to (i) the Base Salary and benefits to be paid or provided to the Employee under this Agreement through the Date of Termination; (ii) the Base Salary and benefits to be paid or provided to the Employee under this Agreement for the period commencing on the day after the Date of Termination and ending on the later of (A) the six (6) month anniversary of the Date of Termination or (B) January 1, 1999; and (iii) exercise the Options in accordance with the terms set forth in Section 3 as though the Employee had not been terminated and vested Options shall be exercisable at any time prior to ninety days after the third anniversary of the date of this Agreement. To the extent not exercisable pursuant to Section 3 hereof or this
Section 5(d), the Options shall immediately terminate on the Date of Termination.

          (e) BY THE EMPLOYEE. The employment of the Employee by the Companies pursuant to this Agreement may be terminated by the Employee at any


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time by delivery of a written notice of resignation to the Companies and the
Stockholder ("Notice of Resignation"). In the event the employment by the Companies of the Employee pursuant to this Agreement is terminated by the Employee pursuant to this Section 5(e), the Employee shall be entitled to (i) the Base Salary and benefits to be paid or provided to the Employee under this Agreement through the Date of Termination, (ii) exercise the PriceLine Option in accordance with the terms set forth in Section 3(d) hereof, as to the number and type of securities for which the PriceLine Option would be exercisable on the next vesting date following the Date of Termination, at any time prior to 90 days after the Date of Termination and (iii) exercise the WD/Cash Option in accordance with the terms set forth in Section 3(e) hereof, at any time prior to 90 days after the Date of Termination. To the extent not exercisable pursuant to Section 3 hereof or this Section 5(e), the Options shall immediately terminate on the Date of Termination.

          (f)  DATE OF TERMINATION.  The Employee's Date of Termination shall be
(i) if the Employee's employment by the Companies is terminated pursuant to
Section 5(a) hereof, the date of his death, (ii) if the Employee's employment by the Companies is terminated pursuant to Section 5(b) hereof, the last day the Employee worked, (iii) if the Employee's employment by the Companies is terminated pursuant to Section 5(c) or 5(d) hereof, the date on which a Notice of Termination is given and (iv) if the Employee's employment by the Companies is terminated pursuant to Section 5(e) hereof, the date on which a Notice of Resignation is given.

          6.   REPRESENTATIONS.

          (a) Walker Digital represents and warrants that (i) this Agreement has been authorized by all necessary corporate action of Walker Digital and is a valid and binding agreement of Walker Digital enforceable against it in accordance with its terms and (ii) all shares of Walker Digital Stock which may be issued upon exercise of the WD/Cash Option shall be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereto.

          (b) PriceLine represents and warrants that (i) this Agreement has been authorized by all necessary corporate action of PriceLine and is a valid and binding agreement of PriceLine enforceable against it in accordance with its terms and (ii) all PriceLine Units which may be issued pursuant to this Agreement shall


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be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereto.

          (c) The Stockholder represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement and that this Agreement is a valid and binding agreement of the Stockholder enforceable against him in accordance with its terms.

          (d) The Employee represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement and that this Agreement is a valid and binding agreement of the Employee enforceable against him in accordance with its terms.

          7.   LIMITATION ON TRANSFER OF SECURITIES.

          (a) The Employee shall not, directly or indirectly, offer, transfer, sell, assign, pledge, encumber, hypothecate or otherwise dispose of all or part of the securities issued pursuant to this Agreement or solicit any offers to purchase or otherwise acquire or take a pledge of all or part of such securities without the prior written consent of the issuer of such securities, PROVIDED, HOWEVER, the foregoing restrictions shall not apply to the securities of an issuer that has issued common equity securities in a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), other than a registration statement filed on Form S-8, or any successor form thereto, or any other applicable form with respect to the issuance of common equity securities to be issued or granted to employees, officers or directors of the issuer, in an amount not to exceed 15% of the common equity securities of the issuer then outstanding on a fully-diluted basis.

          (b) In the event of any purported or attempted transfer by the Employee of all or part of the securities issued pursuant to this Agreement that does not comply with this Agreement, the purported transferee or successor shall not be deemed to be a security holder of the issuer of such securities for any purpose and shall not be entitled to any of the rights of a security holder, including, without limitation, the right to vote or to receive any dividends or other distributions on or with respect to such securities.


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

          (c) Notwithstanding the foregoing, no provision hereof is intended to prohibit the transfer of the securities issued pursuant to this Agreement (i) upon the death of the Employee, by operation of laws of inheritance and descent to the Employee's personal representatives, executors, administrators, testamentary trustees, legatees or beneficiaries or (ii) by gift to a spouse, child, other descendant or any other United States citizen, PROVIDED such person is reasonably satisfactory to the Stockholder, or to a trust established for the benefit of such person (each transferee referred to in clause (i) or (ii) being a "Permitted Transferee"); PROVIDED, HOWEVER, that (i) any and all such Permitted Transferees shall agree in writing to be bound by the terms of this Agreement, a copy of which writing shall be filed with the issuer of such securities and (ii) any such securities so transferred shall continue to be subject to this Agreement.

          (d) The Employee acknowledges that he is aware that there are substantial restrictions on the transferability of the securities issued pursuant to this Agreement. In addition to the restrictions set forth above, since the securities issued pursuant to this Agreement will not be, and the Employee has no right to require that such securities be, registered under the Act, such securities may not be sold unless such sale is exempt from such registration under the Act. The undersigned further acknowledges that the Employee shall be responsible for compliance with all conditions on transfer imposed by any state "blue sky" or securities law administrator.

          (e) Each certificate representing the securities (other than the PriceLine Option and the WD/Cash Option) issued to the Employee pursuant to this Agreement shall bear substantially the following legend:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF THE EMPLOYMENT AGREEMENT DATED AS OF JANUARY 1, 1997.
     IN ADDITION TO THE RESTRICTIONS ON TRANSFER SET FORTH IN SUCH AGREEMENT, NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE

     MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER (THE "ACT"), AND ALL APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS OR (B) IF SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF THE ACT AND, IF REQUIRED BY THE COMPANY, THE COMPANY HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY, TO THAT EFFECT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF THE AFORESAID AGREEMENT.

          8. CONFIDENTIALITY; NON-COMPETITION. As a condition to the Companies' and the Stockholder's willingness to enter into this Agreement and in partial consideration of the grant of the Options, the Employee agrees to the covenants and restrictions set forth in this Section 8.

          (a)  The Employee agrees that, during the Term and for a period of two
(2) years thereafter, he shall not, directly or indirectly, induce or solicit (or authorize or assist in the taking of any such actions by any third party) any employee or consultant of the Companies to leave his or her business association with the Companies.

          (b) The Employee acknowledges and agrees that, during the course of the provision of the Employee's services to the Companies, the Employee may be exposed to confidential, proprietary or sensitive data and information concerning the business and affairs of the Companies, and that all such data and information constitutes a protectable business interest of the Companies. In furtherance of such business interest, the Employee is contemporaneously herewith executing and delivering to Walker Digital and PriceLine the standard consultant confidentiality agreement of each of them (the "Confidentiality Agreements").

          (c) The Employee agrees that he will not at any time during the Term and, (i) for a period of one (1) year following the Date of Termination, di-rectly or indirectly, own any interest in, operate, join, control or participate as a director, stockholder, owner, partner, principal, officer or agent of, enter into the employment of, act as a consultant to, or perform any services for, any entity that is engaged anywhere in the United States of America in any business in which either of the Companies is presently engaged. Notwithstanding anything herein to the contrary, this Section 8 shall not prevent the Employee from acquiring securities representing not more than one percent (1%) of the outstanding voting securities of any publicly held corporation. It is the desire and intent of the parties that the provisions of this Section 8(c) shall be enforced to the fullest extent permitted under applicable law. If all or part of this Section 8(c) is held invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. If any part of this Section 8(c) is ultimately determined to be excessively broad as to duration, scope, activity or subject, such part will be construed by limiting and reducing it so as to be enforceable to the maximum extent compatible with applicable law.

          (d) The Employee acknowledges and agrees that each of the covenants set forth in this Section 8 and in the Confidentiality Agreements are reasonable and necessary for the protection of the Companies' business interests, that irreparable injury will result to the Companies if the Employee breaches any of the terms of said covenants, and that in the event of the Employee's actual or threatened breach of any such covenants, the Companies will have no adequate remedy at law. The Employee accordingly agrees that in the event of any actual or threatened breach by the Employee of any of said covenants, the Companies shall be entitled to immediate injunctive and other equitable relief without bond and without the necessity of showing actual monetary damages. Nothing contained herein shall be construed as prohibiting the Companies from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

          (e) The provisions of this Section 8 shall survive the expiration or termination of this Agreement, and any of the arrangements contained herein, and shall be binding upon the Employee's corporate or personal successors and assigns.

          9.   INDEMNIFICATION.   In the event the Employee was, is or becomes a
party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation (whether instituted by the Companies or any other party) that the Employee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a "Claim"), by reason of (or arising in part out of) any event or occurrence related to the fact that the Employee is or was a director, officer, employee, agent, independent contractor, consultant or fiduciary of either of the Companies, or is or was serving at the request of either of the Companies as a director, officer, employee, trustee, agent, independent contractor, consultant or fiduciary of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by the Employee in any such capacity (an "Indemnifiable Event"), then the Companies, jointly and severally, shall indemnify and hold harmless the Employee to the fullest extent permitted by law as soon as practicable but in any event no later than thirty (30) days after written demand is presented to the Companies, against any and all expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, judgments, fines, penalties or amounts paid in settlement of such Claim. If so requested by the Employee, the Companies shall advance (within two (2) business days of such request) to the Employee any and all expenses (including attorneys' fees) incurred by the Employee in connection with any Claim relating to an Indemnifiable Event, upon the receipt of an undertaking by or on behalf of the Employee to repay such amounts if it shall ultimately be determined that he is not entitled to be indemnified by the Companies as authorized in this Section 9. Notwithstanding anything contained herein to the contrary, the indemnification obligations of the Companies set forth in this Section 9 shall survive the termination or expiration of this Agreement.

          10. SUCCESSORS; BINDING AGREEMENT. This Agreement is a personal contract and the rights and interests of the Employee hereunder may not be sold, transferred, assigned, pledged, encumbered or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of the parties hereto and their respective representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

          11. ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreements contain all of the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes any other undertakings and agree-ments, whether oral or in writing, previously entered into by them with respect thereto. The Employee represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Stockholder or the Companies with regard to the subject matter or effect of this Agreement or otherwise.

          12. AMENDMENT, MODIFICATION AND WAIVER. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is agreed to in writing, signed by the Employee, the Stockholder and a duly authorized officer of each of the Companies. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

          13. NOTICES. Any notices, requests, demands, waivers or other communications required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or facsimile or registered or certified mail, postage prepaid, return receipt requested, by reputable overnight courier (receipt of which is confirmed) addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:

          To the Employee at:

               Mr. Jesse Fink
               Five High Ridge Park
               Stamford, Connecticut  06905-1325
               Telecopier:  (203) 614-3234

          To Walker Digital at:

               Walker Digital Corporation
               Five High Ridge Park
               Stamford, Connecticut  06905-1325
               Telecopier:  (203) 614-3234
               Attention:  Mr. Jay Walker

          To PriceLine at:

               priceline.com LLC
               Five High Ridge Park
               Stamford, Connecticut  06905-1325
               Telecopier:  (203) 614-3234
               Attention:  Mr. Jay Walker

          To the Stockholder at:

               Mr. Jay Walker
               Four High Ridge Park
               Stamford, Connecticut  06905-1325
               Telecopier:  (203) 614-3234

All such notices, requests, demands, waivers and communications shall be deemed to have been given on the date on which so hand-delivered, on the third business day following the date on which so mailed, on the next business day following the date on which delivered to such overnight courier and on the date of such facsimile transmission and confirmation, except for a notice of change of person or address, which shall be effective only upon receipt thereof.

          14. SEVERABILITY. If for any reason any provision of this Agreement shall be held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and all other such provisions shall to the full extent consistent with law continue in full force and effect. If any such provision shall be held invalid in part, such invalidity shall in no way affect the rest of such provision which, together with all other provisions of this Agreement, shall likewise to the full extent consistent with law continue in full force and effect.

          15. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

          16.  GOVERNING LAW; JURISDICTION; ARBITRATION.

          (a) This Agreement will be governed by and construed in accordance with the laws of the State of Connecticut, without regard to its conflicts of laws principles.

          (b)  The parties hereto hereby irrevocably:

               (i) agree that any suit, action or other legal proceeding arising out of this Agreement, or any of the transactions contemplated hereby, may be brought in the courts of record of the State of Connecticut or the courts of the United States located in the State of Connecticut;

               (ii) consent to the jurisdiction of each such court in any such suit, action or proceeding;

               (iii) waive any objection to the laying of venue of any such suit, action or proceeding in any of such courts; and

               (iv) agree that Connecticut is the most convenient forum for litigation of any such suit, action or proceeding.

          (c) If any dispute arising under this Agreement is not settled promptly in the ordinary course of business, the parties shall seek to resolve any such dispute between them, first, by negotiating promptly with each other in good faith. If the parties are unable to resolve the dispute between them within twenty (20) business days (or such period as the parties shall otherwise agree) through these negotiations, then any such disputes shall be settled by binding arbitration in accordance with this Agreement and the following procedures:

               (i) Any arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association (the "AAA") then in effect.

               (ii) Either party shall serve upon the other parties a written demand that the dispute be arbitrated, specifying in reasonable detail the nature of the dispute to be submitted to arbitration.

               (iii) Within thirty (30) days after service of a demand for arbitration, the parties shall attempt to agree upon a single arbitrator.

               (iv) In the event the parties cannot agree upon a single arbitrator, any party may request the AAA to appoint an arbitrator in accordance with its rules; except that if the parties fail to agree upon an arbitrator from the persons named by the AAA or if for any reason the appointment cannot be made from the lists submitted by the AAA, then the Employee, on the one hand, and the Companies and the Stockholder, on the other hand, shall appoint an arbitrator within seven (7) days thereafter and the third arbitrator shall be appointed by the AAA.

               (v) The arbitration proceeding shall be held in Stamford, Connecticut.

               (vi) The arbitrators shall have no power or authority to add to or detract from the agreements of the parties. The arbitrators shall have no authority to award punitive, exemplary, consequential, special, indirect or incidental damages.

               (vii) The expenses of arbitration shall be borne equally by the Employee, on the one hand, and the Companies and the Stockholder, on the other hand, unless the arbitrators determine that one of the parties has not proceeded in good faith with respect to the matters submitted for arbitration, in which case, such party shall bear fully the expenses of arbitration.

               (viii) Judgment may be entered on any arbitration award in any court of competent jurisdiction.

          17. HEADINGS. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

          18. SPECIFIC PERFORMANCE. Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other parties irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other parties shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other parties at law or in equity.

          19. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                              EMPLOYEE



                              /s/ Jesse Fink
                              ----------------------------------
                              Jesse Fink


                              WALKER DIGITAL CORPORATION


                              By: /s/ Jay M. Walker
                                 -------------------------------
                              Name:
                                   -----------------------------
                              Title:
                                    ----------------------------


                              priceline.com LLC


                              By: /s/ Jay M. Walker
                                 -------------------------------
                              Name:
                                   -----------------------------
                              Title:
                                    ----------------------------


                              STOCKHOLDER



                              /s/ Jay M. Walker
                              ----------------------------------
                              Jay Walker